Exhibit 99.1

Montauk Renewables Announces Full Year 2023 Results

PITTSBURGH, PENNSYLVANIA – March 14, 2024—Montauk Renewables, Inc. (“Montauk” or “the Company”) (NASDAQ: MNTK), a renewable energy company specializing in the management, recovery, and conversion of biogas into renewable natural gas (“RNG”), today announced financial results for the year ended December 31, 2023.

Full Year Highlights:

• Revenues of $174.9 million, decreased 14.9% year over year

• Net Income of $14.9 million, decreased 57.5% year over year

• Non-GAAP Adjusted EBITDA of $46.5 million, decreased 34.1% year over year

• RNG production of 5.5 million MMBtu, flat year over year

While we had flat production volumes in 2023 as compared to 2022, our sales of RINs from RNG increased approximately 2.5% to 44.9 million RINs sold in 2023. However, lower prices of both the average realized price of RINs sold and natural gas resulted in lower revenues in 2023. These 2023 price driven reductions to revenues of approximately $30.7 million were offset through our tiered royalty structure reducing royalty expense in 2023 by approximately $9.3 million, which led to our $20.9 million reduction in 2023 operating income. Our average pricing realized on RIN sales during 2023 of $2.71 exceeded the average D3 RIN index price of $2.63 during 2023. Our Montauk Ag Renewables development in Turkey, NC was notified by the NC Utilities Commission that it received approval for our New Renewable Energy Facility designation and Certificate of Public Convenience and Necessity. In March 2024, we submitted an amendment to our New Renewable Energy Facility application. At our Pico site, we began using our new reception pit and additional digester capacity in 2023 and expect the digestion capacity project to be fully commissioned during the second quarter of 2024. Our dairy host informed us that the third and final feedstock volumes are to be expected in 2025. We now expect our second facility at our Apex site to be commissioned during the fourth quarter of 2024 at which time we will have the capacity to process available feedstock as the landfill host increases its waste intake. Finally, distribution upgrades required by our interconnection partner for our Blue Granite project have delayed our expected commissioning of that facility until 2026.

We are excited by our recent announcement with a North American subsidiary of European Energy to capture, clean and liquify biogenic carbon dioxide from our four Texas facilities. We expect to begin capital expenditures later in the second half of 2024 with the goal of delivering 140 thousand tons per year in 2027. We also recently reached two separate five year extensions at two of our facilities located on Waste Management landfills. These extensions were reached in connection with our sale of the gas rights agreement at our Security Renewable Electricity facility for $1.0 million effective October 2024. These proceeds are in excess of the sites carrying value and the sale comes as the power purchase agreement at the Security site was set to expire in late 2024.

Full Year Financial Results

Total revenues in 2023 were $174.9 million, a decrease of $30.7 million (14.9%) compared to $205.6 million in 2022. The decrease is primarily related to a decrease in realized RIN prices of 16.6% to $2.71 in 2023 compared to $3.25 in 2022. Additionally, natural gas index pricing decreased 58.7% during 2023 compared to 2022. Operating and maintenance expenses for our RNG facilities were $47.9 million, an increase of $4.2 million (9.5%) compared to $43.7 million in 2022. Our total RNG facilities reported reduced utility expenses of approximately $2.1 million in 2023 as compared to 2022. Other RNG operating and maintenance expenses increased approximately $6.3 million in 2023 compared to 2022 as a result of facility preventative maintenance, repairs, wellfield operational enhancements, and non capitalizable costs. Our Renewable Electricity Generation operating and maintenance expenses in 2023 were $11.7 million, a decrease of $1.3 million (10.2%) compared to $13.1 million in 2022, primarily due to timing of scheduled preventative maintenance intervals at our Bowerman facility. Total general and administrative expenses were $34.4 million in 2023, an increase of $0.3 million (0.8%) compared to $34.1 million in 2022. The increase was primarily related to employee related costs, including stock based compensation. Operating income in 2023 was $23.6 million, a decrease of $20.9 million (47.0%) compared to $44.5 million in 2022. Net income in 2023 was $14.9 million, a decrease of $20.3 million (57.5%) compared to $35.2 million in 2022.

Full Year Operational Results

We produced approximately 5.5 million Metric Million British Thermal Units (“MMBtu”) of RNG in 2023, flat compared to 5.5 million MMBtu produced in 2022. We produced approximately 194 thousand megawatt hours (“MWh”) in Renewable Electricity in 2023, an increase of 4 thousand MWh compared to 190 thousand MWh produced in 2022. Our Security facility produced approximately 5 thousand MWh more in 2023 compared to 2022 as a result of prior period engine maintenance.

2024 Full Year Outlook

• RNG revenues are expected to range between $195 and $215 million

• RNG production volumes are expected to range between 5.8 and 6.1 million MMBtu

• Renewable Electricity revenues are expected to range between $18.0 and $19.0 million

• Renewable Electricity production volumes are expected to range between 190 and 200 thousand MWh

Conference Call Information

The Company will host a conference call today at 5:00 p.m. ET to discuss results. The registration for the conference call will be available via the following link:

• https://register.vevent.com/register/BI8b3f16fadfbd42808bedccde5b09e524

Please register for the conference call and webcast using the above link in advance of the call start time. The webcast platform will register your name and organization as well as provide dial-ins numbers and a unique access pin. The conference call will be broadcast live and be available for replay at https://edge.media-server.com/mmc/p/nhepv6m2 and on the Company’s website at https://ir.montaukrenewables.com after 8:00 p.m. Eastern time on the same day through March, 14, 2025.

Use of Non-GAAP Financial Measures

This press release and the accompanying tables include references to EBITDA and Adjusted EBITDA, which are Non-GAAP financial measures. We present EBITDA and Adjusted EBITDA because we believe the measures assist investors in analyzing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.

In addition, EBITDA and Adjusted EBITDA are financial measurements of performance that management and the board of directors use in their financial and operational decision-making and in the determination of certain compensation programs. EBITDA and Adjusted EBITDA are supplemental performance measures that are not required by or presented in accordance with GAAP. EBITDA and Adjusted EBITDA should not be considered alternatives to net (loss) income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities or a measure of our liquidity or profitability.

About Montauk Renewables, Inc.

Montauk Renewables, Inc. (NASDAQ: MNTK) is a renewable energy company specializing in the management, recovery and conversion of biogas into RNG. The Company captures methane, preventing it from being released into the atmosphere, and converts it into either RNG or electrical power for the electrical grid (“Renewable Electricity”). The Company, headquartered in Pittsburgh, Pennsylvania, has more than 30 years of experience in the development, operation and management of landfill methane-fueled renewable energy projects. The Company has current operations at 15 operating projects and on going development projects located in California, Idaho, Ohio, Oklahoma, Pennsylvania, North Carolina, South Carolina, and Texas. The Company sells RNG and Renewable Electricity, taking advantage of Environmental Attribute premiums available under federal and state policies that incentivize their use. For more information, visit https://ir.montaukrenewables.com

Company Contact:

John Ciroli

Chief Legal Officer (CLO) & Secretary

investor@montaukrenewables.com

(412) 747-8700

Investor Relations Contact:

Georg Venturatos

Gateway Investor Relations

MNTK@gateway-grp.com

(949) 574-3860

Safe Harbor Statement

This release contains “forward-looking statements” within the meaning of U.S. federal securities laws that involve substantial risks and uncertainties. All statements other than statements of historical or current fact included in this report are forward-looking statements. Forward-looking statements refer to our current expectations and projections relating to our financial condition, results of operations, plans, objectives, strategies, future performance, and business. Forward-looking statements may include words such as “anticipate,” “assume,” “believe,” “can have,” “contemplate,” “continue,” “strive,” “aim,” “could,” “design,” “due,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “likely,” “may,” “might,” “objective,” “plan,” “predict,” “project,” “potential,” “seek,” “should,” “target,” “will,” “would,” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operational performance or other events. For example, all statements we make relating to future results of operations, financial condition, expectations and plans of the Company, including the expected benefits of the Pico digestion capacity increase, the Montauk Ag project in North Carolina, the Second Apex RNG Facility, the Blue Granite RNG Facility, the Bowerman RNG Facility, the delivery of biogenic carbon dioxide volumes to European Energy, the resolution of gas collection issues at the McCarty facility, the mitigation of wellfield extraction environmental factors at the Rumpke facility, and weather-related anomalies are forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we expect and, therefore, you should not unduly rely on such statements. The risks and uncertainties that could cause those actual results to differ materially from those expressed or implied by these forward-looking statements include but are not limited to: our ability to develop and operate new renewable energy projects, including with livestock farms, and related challenges associated with new projects, such as identifying suitable locations and potential delays in acquisition financing, construction, and development; reduction or elimination of government economic incentives to the renewable energy market; the inability to complete strategic development opportunities; widespread manmade, natural and other disasters (including severe weather events), health emergencies, dislocations, geopolitical instabilities or events, terrorist activities, international hostilities, government shutdowns, political elections, security breaches, cyberattacks or other extraordinary events that impact general economic conditions, financial markets and/or our business and operating results; continued inflation could raise our operating costs or increase the construction costs of our existing or new projects; rising interest rates could increase the borrowing costs of future indebtedness; the potential failure to retain and attract qualified personnel of the Company or a possible increased reliance on third-party contractors as a result; the length of development and optimization cycles for new projects, including the design and construction processes for our renewable energy projects; dependence on third parties for the manufacture of products and services and our landfill operations; the quantity, quality and consistency of our feedstock volumes from both landfill and livestock farm operations; reliance on interconnections with and access to electric utility distribution and transmission facilities and gas transportation pipeline for our Renewable Natural Gas and Renewable Electricity Generation segments; our projects not producing expected levels of output; potential benefits associated with the combustion-based oxygen removal condensate neutralization technology; concentration of revenues from a small number of customers and projects; our outstanding indebtedness and restrictions under our credit facility; our ability to extend our fuel supply agreements prior to expiration; our ability to meet milestone requirements under our power purchase agreements; existing regulations and changes to regulations and policies that effect our operations; expected benefits from the extension of the Production Tax Credit and other tax credit benefits under the Inflation Reduction Act of 2022; decline in public acceptance and support of renewable energy development and projects, or our inability to appropriately address environmental, social and governance targets, goals, commitments or concerns, including climate-related disclosures; our expectations regarding Environmental Attribute volume requirements and prices and commodity prices; our expectations regarding the period during which we qualify as an emerging growth company under the Jumpstart Our Business Startups Act (“JOBS Act”); our expectations regarding future capital expenditures, including for the maintenance of facilities; our expectations regarding the use of net operating losses before expiration; our expectations regarding more attractive carbon intensity scores by regulatory agencies for our livestock farm projects; market volatility and fluctuations in commodity prices and the market prices of Environmental Attributes and the impact of any related hedging activity; regulatory changes in federal, state and international environmental attribute programs and the need to obtain and maintain regulatory permits, approvals, and consents; profitability of our planned livestock farm projects; sustained demand for renewable energy; potential liabilities from contamination and environmental conditions; potential exposure to costs and liabilities due to extensive environmental, health and safety laws; impacts of climate change, changing weather patterns and conditions, and natural disasters; failure of our information technology and data security systems; increased competition in our markets; continuing to keep up with technology innovations; concentrated stock ownership by a few stockholders and related control over the outcome of all matters subject to a stockholder vote; and other risks and uncertainties detailed in the section titled “Risk Factors” in our latest Annual Report on Form 10-K and our other filings with the SEC.

We make many of our forward-looking statements based on our operating budgets and forecasts, which are based upon detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. All forward-looking statements attributable to us are expressly qualified in their entirety by these cautionary statements as well as others made in our Securities and Exchange Commission filings and public communications. You should evaluate all forward-looking statements made by us in the context of these risks and uncertainties. The forward-looking statements included herein are made only as of the date hereof. The Company undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, or otherwise, except as required by law.

MONTAUK RENEWABLES, INC.
CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)	As of December 31,
ASSETS	2023	2022
Current assets:
Cash and cash equivalents	$73,811	$105,177
Accounts and other receivables	12,752	7,222
Current restricted cash	8	22
Related party receivable	-	9,000
Current portion of derivative instruments	785	879
Prepaid expenses and other current assets	2,819	2,568
Total current assets	$90,175	$124,868
Non-current restricted cash	$423	$407
Property, plant and equipment, net	214,289	175,946
Goodwill and intangible assets, net	18,421	15,755
Deferred tax assets	2,076	3,952
Non-current portion of derivative instruments	470	936
Operating lease right-of-use assets	4,313	4,742
Finance lease right-of-use assets	36	96
Related party receivable	10,138	—
Other assets	9,897	5,614
Total assets	$350,238	$332,316

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$7,916	$4,559
Accrued liabilities	12,789	15,090
Income tax payable	313	402
Current portion of operating lease liability	420	410
Current portion of finance lease liability	26	71
Current portion of long-term debt	7,886	7,870
Total current liabilities	$29,350	$28,402
Long-term debt, less current portion	$55,614	$63,505
Non-current portion of operating lease liability	4,133	4,341
Non-current portion of finance lease liability	10	25
Asset retirement obligations	5,900	5,493
Other liabilities	4,992	3,459

Total liabilities	$99,999	$105,225
STOCKHOLDERS’ EQUITY
Common stock, $0.01 par value, authorized 690,000,000 shares; 143,732,811 and 143,682,811 shares issued at December 31, 2023 and December 31, 2022, respectively; 141,986,189 and 141,633,417 shares outstanding at December 31, 2023 and December 31, 2022, respectively	1,420	1,416
Treasury stock, at cost, 984,762 and 971,306 shares December 31, 2023 and December 31, 2022, respectively	(11,173)	(11,051)
Additional paid-in capital	214,378	206,060
Retained earnings	45,614	30,666
Total stockholders' equity	250,239	227,091
Total liabilities and stockholders' equity	$350,238	$332,316

MONTAUK RENEWABLES, INC
CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands, except per share data)	For the year ended December 31,
	2023	2022
Total operating revenues	$174,904	$205,559

Operating expenses:
Operating and maintenance expenses	59,762	57,267
General and administrative expenses	34,403	34,139
Royalties, transportation, gathering and production fuel	34,861	44,163
Depreciation, depletion and amortization	21,158	20,700
Gain on insurance proceeds	—	(313)
Impairment loss	902	4,852
Transaction costs	178	185
Total operating expenses	$151,264	$160,993
Operating income	$23,640	$44,566

Other expenses (income):
Interest expense	$5,753	$1,792
Other income	(479)	(468)
Total other expenses	$5,274	$1,324
Income before income taxes	$18,366	$43,242

Income tax expense	3,418	8,048
Net income	$14,948	$35,194

Income per share:
Basic	$0.11	$0.25
Diluted	$0.11	$0.25

Weighted-average common shares outstanding:
Basic	141,727,905	141,238,851
Diluted	142,151,640	142,579,389

MONTAUK RENEWABLES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the year ended
(in thousands):	December 31,
	2023	2022
Cash flows from operating activities:
Net income	$14,948	$35,194
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	21,158	20,700
Provision for deferred income taxes	1,876	6,618
Stock-based compensation	8,318	9,836
Gain on property insurance proceeds	—	(313)
Derivative mark-to-market adjustments and settlements	560	(2,652)
Net loss (gain) on sale of assets	94	(233)
Increase in earn-out liability	1,266	1,122
Accretion of asset retirement obligations	407	296
Amortization of debt issuance costs	367	412
Impairment loss	902	4,852
Changes in operating assets and liabilities:
Accounts and other receivables and other current assets	(9,820)	(3,054)
Accounts payable and other accrued expenses	977	8,288
Net cash provided by operating activities	$41,053	$81,066
Cash flows from investing activities:
Capital expenditures	$(63,091)	$(22,277)
Cash collateral deposits, net	2	82
Proceeds from insurance recovery	—	313
Proceeds from sale of assets	2	1,088
Net cash used in investing activities	$(63,087)	$(20,794)
Cash flows from financing activities:
Repayments of long-term debt	(8,000)	(8,000)
Common stock issuance	4	6
Treasury stock purchase	(122)	(238)
Related party receivable	(1,138)	—
Finance lease payments	(74)	(47)
Net cash used in financing activities	$(9,330)	$(8,279)
Net (decrease) increase in cash and cash equivalents and restricted cash	$(31,364)	$51,993
Cash and cash equivalents and restricted cash at beginning of period	$105,606	$53,613
Cash and cash equivalents and restricted cash at end of period	$74,242	$105,606
Reconciliation of cash, cash equivalents, and restricted cash at end of period:
Cash and cash equivalents	$73,811	$105,177
Restricted cash and cash equivalents - current	8	22
Restricted cash and cash equivalents - non-current	423	407
	$74,242	$105,606

Supplemental cash flow information:
Cash paid for interest	$5,003	$3,463
Cash paid for income taxes	1,915	696
Accrual for purchase of property, plant and equipment included in accounts payable and accrued liabilities	5,471	2,635

MONTAUK RENEWABLES, INC.

NON-GAAP FINANCIAL MEASURES

(in thousands):

The following table provides our EBITDA and Adjusted EBITDA, as well as a reconciliation to net income which is the most directly comparable GAAP measure for the years ended December 31, 2023 and 2022, respectively:

	Year Ended December 31,
	2023	2022
Net income	$14,948	$35,194
Depreciation, depletion and amortization	21,158	20,700
Interest expense	5,753	1,792
Income tax expense	3,418	8,048
Consolidated EBITDA	45,277	65,734

Impairment loss	902	4,852
Net loss (gain) on sale of assets	94	(233)
Transaction costs	178	185
Adjusted EBITDA	$46,451	$70,538